Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES Q4 REVENUE OF $2.4 BILLION AND
NET INCOME OF $158 MILLION, OR $0.67 PER SHARE
Full-Year Revenue Totals $9.53 Billion, Net Income of $3.09 Per Share
IRVINE, Calif.—Jul. 21, 2011—Western Digital Corp. (NYSE: WDC) today reported financial results for its fiscal year 2011 and fourth quarter ended Jul. 1, 2011.
For the quarter, revenue totaled $2.4 billion, net income was $158 million, or $0.67 per share, and hard-drive unit shipments were 54 million. The quarterly results included total expenses of $35 million associated with the planned acquisition of Hitachi Global Storage Technologies (Hitachi GST) announced Mar. 7, 2011, and for unrelated litigation accruals. Excluding these expenses, non-GAAP net income was $193 million or $0.81 per share.1
In the year-ago quarter, the company reported revenue of $2.38 billion, net income of $265 million, or $1.13 per share, and shipped 50 million hard drives. The 2010 results included $27 million of expenses related to litigation accruals. Excluding these expenses, the year-ago quarter non-GAAP net income was $292 million, or $1.24 per share.2

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $158 Million, or $0.67 Per Share

The company generated $447 million in cash from operations during the June quarter, ending with total cash and cash equivalents of $3.5 billion.
For fiscal year 2011, the company posted revenue of $9.53 billion and net income of $726 million, or $3.09 per share, compared to fiscal 2010 revenue of $9.85 billion and net income of $1.38 billion, or $5.93 per share. The 2011 net income included total expenses of $44 million associated with the planned acquisition of Hitachi GST and unrelated litigation accruals. Excluding these expenses, fiscal 2011 non-GAAP net income was $770 million or $3.28 per share.1 The 2010 net income included $27 million of expenses related to litigation accruals. Excluding these expenses, fiscal 2010 non-GAAP net income was $1.41 billion, or $6.05 per share.2
“In the June quarter, we were able to meet stronger than anticipated demand, especially from our OEM customers,” said John Coyne, president and chief executive officer. “We believe the stronger demand was driven by increased use of sea freight in advance of the second half of the calendar year as well as supply continuity concerns in the aftermath of the Japan earthquake.
“In a challenging HDD market environment in fiscal 2011, the industry saw unit volume growth of four percent while WD achieved growth of six percent as customers demonstrated a continued preference for the WD value proposition.
“We remain focused on completing our strategic acquisition of Hitachi GST. We are continuing to engage in the approval process with all the appropriate regulatory agencies and thus far we have received clearance from Brazil, Taiwan and Turkey. We continue to work closely with the remaining agencies which are reviewing our transaction. As previously announced, we now expect that the transaction will close in the fourth calendar quarter of 2011, and our integration planning activities continue on schedule.”

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $158 Million, or $0.67 Per Share

The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The live and archived conference call webcast can be accessed online at www.westerndigital.com/investor, click on “Conference Calls.” The telephone replay dial-in number is 866.501.8774 in the U.S. or +1.203.369.1854 for international callers.
About WD
WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.
WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $158 Million, or $0.67 Per Share

This press release contains forward-looking statements concerning the expected timing of the completion of the planned acquisition of Hitachi GST. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC May 2, 2011, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
###
Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.
[1]	Non-GAAP net income for the fourth quarter of fiscal 2011 consists of GAAP net income of $158 million plus $35 million of acquisition-related expenses and unrelated litigation accruals. Non-GAAP net income for fiscal year 2011 consists of GAAP net income of $726 million plus $44 million of acquisition-related expenses and unrelated litigation accruals. Non-GAAP earnings per share of $0.81 and $3.28 for the fourth quarter and fiscal year 2011, respectively, is calculated by using the same 237 and 235 million diluted shares as is used for GAAP earnings per share. The tax effect of the acquisition-related expenses and unrelated litigation accruals was not material.

[2]	Non-GAAP net income for the fourth quarter of fiscal 2010 consists of GAAP net income of $265 million plus $27 million of litigation accruals. Non-GAAP net income for fiscal year 2010 consists of GAAP net income of $1.38 billion plus $27 million of litigation accruals. Non-GAAP earnings per share of $1.24 and $6.05 for the fourth quarter and fiscal year 2010, respectively, is calculated by using the same 235 and 233 million diluted shares as is used for GAAP earnings per share. The tax effect of the litigation accruals was not material.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jul. 1,	Jul. 2,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$3,490	$2,734
Accounts receivable, net	1,206	1,256
Inventories	577	560
Other	214	170

Total current assets	5,487	4,720
Property, plant and equipment, net	2,224	2,159
Goodwill	151	146
Other intangible assets, net	71	88
Other assets	185	215

Total assets	$8,118	$7,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,545	$1,507
Accrued expenses	349	281
Accrued warranty	132	129
Current portion of long-term debt	144	106

Total current liabilities	2,170	2,023
Long-term debt	150	294
Other liabilities	310	302

Total liabilities	2,630	2,619
Shareholders’ equity	5,488	4,709

Total liabilities and shareholders’ equity	$8,118	$7,328

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	Jul. 1,	Jul. 2,	Jul. 1,	Jul. 2,
	2011	2010	2011	2010
Revenue, net	$2,403	$2,382	$9,526	$9,850
Cost of revenue	1,934	1,847	7,735	7,449

Gross margin	469	535	1,791	2,401

Operating expenses:
Research and development	188	154	703	611
Selling, general and administrative	109	88	307	265

Total operating expenses	297	242	1,010	876

Operating income	172	293	781	1,525
Net interest and other	(2)	(1)	(1)	(5)

Income before income taxes	170	292	780	1,520
Income tax provision	12	27	54	138

Net income	$158	$265	$726	$1,382

Income per common share:
Basic	$0.68	$1.15	$3.14	$6.06

Diluted	$0.67	$1.13	$3.09	$5.93

Weighted average shares outstanding:
Basic	233	230	231	228

Diluted	237	235	235	233

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Years Ended
	Jul. 1,	Jul. 2,	Jul. 1,	Jul. 2,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$158	$265	$726	$1,382
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	150	134	602	510
Stock-based compensation	15	17	69	60
Deferred income taxes	16	29	20	27
Changes in operating assets and liabilities	108	(82)	238	(37)

Net cash provided by operating activities	447	363	1,655	1,942

Cash flows from investing activities
Purchases of property, plant and equipment	(153)	(185)	(778)	(737)
Acquisitions	(15)	(253)	(15)	(253)
Sales and maturities of investments	—	—	—	4

Net cash used in investing activities	(168)	(438)	(793)	(986)

Cash flows from financing activities
Employee stock plans, net	12	8	50	66
Repurchases of common stock	—	—	(50)	—
Repayment of long-term debt	(31)	(25)	(106)	(82)

Net cash used in financing activities	(19)	(17)	(106)	(16)

Net increase in cash and cash equivalents	260	(92)	756	940
Cash and cash equivalents, beginning of period	3,230	2,826	2,734	1,794

Cash and cash equivalents, end of period	$3,490	$2,734	$3,490	$2,734